CONSENT OF INDEPENDENT ACCOUNTANTS
                                     -------

We consent to the incorporation by reference in this Post-Effective Amendment No. 20 (File No. 33-34929) under the Securities Act of 1933 and Post-Effective Amendment No. 22 (File No. 811-06110) under the Investment Company Act of 1940 to the Registration Statement on Form N-1A (the "Registration Statement") of LM Institutional Fund Advisors I, Inc. of our report dated May 21, 1999 on our audits of the financial statements and financial highlights of Western Asset Limited Duration Portfolio, Western Asset Intermediate Portfolio, Western Asset Core Portfolio, Western Asset Core Plus Portfolio and Western Asset Non-U.S. Fixed Income Portfolio of LM Institutional Fund Advisors I, Inc. as of March 31, 1999 and for the respective periods then ended, which report is included in the Annual Report to Shareholders.

In addition, we consent to the inclusion in the Statement of Additional Information, constituting part of this Registration Statement, of our report dated July 29, 1999 on our audit of the financial statements of Western Asset Money Market Portfolio, a portfolio of LM Institutional Fund Advisors I, Inc. as of March 31, 1999 and for the year then ended.

We also consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.



PricewaterhouseCoopers LLP
Baltimore, Maryland
July 29, 1999